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                                     EXHIBIT 10.2
                               AMENDED CONTRACT BETWEEN
                       THE GENERAL PARTNER AND THE PARTNERSHIP

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                       AMENDED PARTNERSHIP MANAGEMENT AGREEMENT


    THIS AMENDED PARTNERSHIP MANAGEMENT AGREEMENT (the "Agreement") dated November 17, 1997, is entered into by and between BERTHEL FISHER & COMPANY LEASING, INC., an Iowa corporation ("Leasing") and TELECOMMUNICATIONS INCOME FUND XI, L.P. and Iowa limited partnership ("TIF XI").


    WHEREAS, Leasing is the general partner of TIF XI, and as such, pursuant to the Agreement of Limited Partnership of TIF XI (the "Partnership Agreement") has full, complete and exclusive discretion and authority to manage and control the business of the TIF XI, subject to the limitations contained in the Partnership Agreement.

    NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

    1. DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

    2. SERVICES. TIF XI hereby retains the services of Leasing, and Leasing hereby accepts and undertakes to provide to TIF XI such services as TIF XI shall require pertaining to the management of TIF XI, including but not limited to, such services as are set forth in the Partnership Agreement, and on behalf of TIF XI, such services as TIF XI shall require pertaining to the management of TIF XI, including but not limited to, such services as are set forth in the Partnership Agreement.

    3. STAFF. During the term of this Agreement, Leasing shall maintain in its employ, or have otherwise available to it, personnel sufficient in number and adequate in ability to perform all services that it may be called upon to perform under this Agreement.

    4. FEES AND REIMBURSEMENTS TO LEASING. In consideration of the services and activities to be performed by Leasing pursuant to this Agreement, during the term of this Agreement, TIF XI shall pay Leasing fees, and reimburse Leasing expenses, in amounts and for the purposes as set forth in the Partnership Agreement, particularly Articles IX and X (and, with respect to distributions and allocations, Articles XI and XII), including the following:


    (a)  The General Partner has committed a percentage of Capital
Contributions to Investment in Program Assets which is equal to the greater of
(a) 80.0% of the Capital Contributions reduced by .0625% for each 1.0% of indebtedness encumbering Program Assets; or (b) 75.0% of Capital Contributions. The percent of indebtedness encumbering Program Assets is calculated by dividing the amount of indebtedness by the Purchase Price of Equipment, excluding the Front End Fees. The resulting quotient is then multiplied by .0625% to determine the percentage to be deducted from 80.0%. The General Partner shall bear all Front End Fees which in the aggregate are in excess of that percentage of Gross Proceeds determined by subtracting from 100% the percentage amount determined by application of the foregoing formula.


    (b) The Managing Sales Agent shall be Berthel Fisher & Company Financial Services, Inc., an affiliate of Leasing. TIF XI will pay a Managing Sales Agent Fee to the Managing Sales Agent equal to 9.0% of the Gross Proceeds.

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    (c)  TIF XI will pay a maximum of three and one-half percent (3.5%) of
Gross Proceeds of the offering for actual expenses incurred by Leasing in connection with the formation of TIF XI, and in qualifying Units under applicable federal and state law and any other expenses actually incurred and directly related to the qualification, registration, advertising, offering and sale of Units. Such expenses include (i) fees and expenses paid by TIF XI to any counsel or accountants, (ii) registration fees, filing fees and taxes,
(iii) the costs of printing, amending, supplementing and distributing the Prospectus and Registration Statement, (iv) the costs of producing, qualifying, printing and distributing advertising and sales materials used in connection with the issuance of Units, (v) the costs of "due diligence" activities (including meetings and seminars), and (vi) accounting and legal fees incurred in connection with any of the foregoing, but does not include Acquisition Fees. The total of Organization and Offering Expenses plus the nine percent (9.0%) Selling Commission will not exceed twelve and one-half percent (12.5%) of the Gross Proceeds. The twelve and one-half percent (12.5%) limitation is without recourse to, or reimbursement by, TIF XI.


    (d) Leasing will receive an Acquisition Fee for rendering its services in connection with the research, evaluation and negotiation of available acquisition and financing opportunities. The Acquisition Fee shall be in an amount equal to five percent (5%) of the cost of Equipment purchased by TIF XI, all or a portion of which will be payable when the Equipment is purchased by TIF XI (or Leasing as nominee) and five percent (5%) of the amount of financings placed by TIF XI, payable upon the closing of a financing transaction. The total Acquisition Fee including all fees and commissions paid by all parties to all parties in connection with the initial acquisition or manufacturer of Equipment will not exceed the lesser of five percent (5%) of the cost of Equipment purchased by TIF XI and financings placed by the TIF XI, or an amount which is competitive with that charged for Affiliates of Leasing. Included in the Acquisition Fee will be any leasing commission, selection fee, construction supervision fee, financing fee, remarketing fee, nonrecurring management fee, or
any fee of a similar nature, however designated.   Leasing shall pay Acquisition
Expenses out of its Acquisition Fee. The Partnership shall not reimburse Leasing for Acquisition Expenses. The Acquisition Fee shall be paid for acquisition services during the Acquisition Phase and during the Operating Phase and Liquidating Phase.


    (e) During the Operating Phase and Liquidating Phase of TIF XI, Leasing is entitled to receive, to the extent available, (i) the General Partner's Expense Allowance, (ii) the Management Fee, (iii) twenty percent (20%) of certain Liquidating Distributions, as provided in Articles XI and XII of the Partnership Agreement, (iv) its distributions as owner of the General Partner interest (equivalent to 10 Units), and (v) the Re-Leasing fee described in Section 9.3.2 of the Partnership Agreement.

    (f) As compensation for providing re-leasing services to TIF XI, Leasing will receive a fee equal to the lesser of the competitive rate for comparable services for similar equipment or 2.0% of the gross rental payments derived from the re-lease of such equipment after the time that the re-lease has been consummated as a result of the efforts of Leasing. Leasing will not be paid for re-leasing services where Equipment is re-leased to a previous lessee of such Equipment or to an affiliate of such previous lessee. Payment for re-leasing services shall be paid as each rental payment is made over the term of the re-lease. This fee will not be paid on a current basis if TIF XI has not paid the Limited Partners Operating Distributions equal to 9.6% of Adjusted Capital Contributions for the year. In such case, the fee will be accrued as a debt TIF XI payable out of future revenues.

    (g) TIF XI will reimburse Leasing or its Affiliates for (i) Organization and Offering Expenses reimbursed pursuant to Section 9.2.3 of the Partnership Agreement; (ii) loans made pursuant to Section 9.4 of the Partnership Agreement;
(iii) the actual cost to Leasing or its Affiliates of goods and materials used for or by TIF XI and obtained from persons who are not Affiliates of Leasing;
(iv) expenses incurred by TIF XI or its Affiliates related to the purchase, operations, financing and acquisition of Equipment incurred prior to the time that TIF XI has funds available to pay such expenses directly; and (v) administrative


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services provided by Leasing or any of its Affiliates, such as legal, accounting, computer, transfer agent, mailings to Limited Partners and other similar services. However, reimbursement for administrative expenses will be at the lesser of cost or the competitive rate that is charged by persons who are not Affiliates of Leasing for comparable administrative services in the same geographic area.

    The reimbursement for administrative expenses will be for administrative expenses that are necessary for the prudent operation of TIF XI, and will not be for time expended by Controlling Persons of Leasing or its Affiliates, or for salaries, fringe benefits, travel expenses, and other administrative items incurred or allocated to any Controlling Person of a Sponsor. No general or administrative overhead incurred by Leasing in connection with the administration of TIF XI will be charged to TIF XI. Such general or administrative overhead includes, but is not limited to, salaries, rent, travel expenses, utilities, capital expenditures and other items generally falling under the category of overhead. No payment will be made for services to which Leasing or its Affiliates are entitled by way of a separate fee.


    Any expenses referred to in this section 4(g) that may be reimbursed pursuant to this section 4(g) but that are properly categorized as Acquisition Expenses shall not be included in the reimbursement described in this section 4(g).


    (h) Subject to Section 10.1 of the Partnership Agreement, TIF XI shall pay all expenses of TIF XI, which expenses shall be billed directly to TIF XI from unrelated third parties and not from Leasing and may include, but are not limited to: (i) all costs (excluding rent, depreciation, utilities, capital equipment and other overhead items) of personnel employed full or part-time by TIF XI and involved in the business of TIF XI, and such personnel may include employees of Leasing or its Affiliates (other than Controlling Persons); (ii) all costs of borrowed money, taxes and assessments on Equipment and other taxes applicable to TIF XI; (iii) legal, audit, accounting, data processing, programming, brokerage and other fees; (iv) printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in TIF XI or in connection with the business of TIF XI; (v) fees and expenses paid to independent contractors, bankers, brokers and servicers, consultants and other Equipment management personnel, insurance brokers and other agents; (vi) expenses in connection with the disposition, replacement, alteration, repair, refurbishment, leasing, re-leasing, financing, refinancing and operation of Equipment (including the costs and expenses of insurance premiums and of maintenance of such Equipment); (vii) expenses of organizing, revising, amending, converting, modifying or terminating TIF XI; (viii) expenses in connection with distributions made by TIF XI to, and communications, bookkeeping and clerical work necessary in maintaining relations with its Limited Partners, including the costs of printing and mailing to such persons any evidence of ownership of Units and reports of meetings of the Limited Partners, and of preparation of proxy statements and solicitations of proxies in connection therewith; (ix) expenses in connection with preparing and mailing reports required to be furnished to Limited Partners for investor, tax reporting or other purposes, and reports which Leasing deems to be in the best interests of TIF XI to furnish to the Limited Partners; (x) any accounting, computer (including, but not limited to, terminals, controllers, leased lines, and CPUs), statistical, data processing, programming or bookkeeping costs necessary for the maintenance of the books and records of TIF XI (including an allocable portion of Leasing's costs of acquiring and owning computer equipment primarily used in connection with the operations and reporting activities of TIF XI and any other investment entities sponsored or administered by Leasing or any of its Affiliates), and (xi) the cost of preparation and dissemination of the informational material and documentation relating to the potential lease, re-lease, sale, financing or other disposition of Equipment.

    5. SERVICES OF LEASING NOT EXCLUSIVE. The services of Leasing to TIF XI hereunder are not to be deemed exclusive and Leasing shall be free to render similar services to others and to conduct its own business.


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    6.   TERMINATION.  Subject to the terms and provisions of this Agreement, upon the earliest to occur of any of the following events, this Agreement shall be terminated:

    (a) by either party without penalty, upon not less than 60 days prior written notice of its intention to so terminate;

    (b)  upon the withdrawal or removal of Leasing as general partner of TIF
XI; or

    (c) upon the liquidation of TIF XI and the cancellation of its Certificate of Limited Partnership.

    7. INDEMNIFICATION OF LEASING BY TIF XI. To the extent that Leasing were to seek any indemnification from TIF XI, it would be subject to the limitations on indemnification contained in Article XXIII of the Partnership Agreement.

    8. AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing executed by all of the parties hereto, and upon the vote of a majority of the then outstanding Units.

    9. ASSIGNABILITY. This Agreement may not be assigned to any party hereto without the express written consent of the other parties.

    10. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    11. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters to which it pertains and supersedes all prior oral and written agreements and understandings between the parties with respect thereto.

    12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to any conflicts of law or choice of law provisions.

    13. NOTICES. All notices and other communications required or permitted hereunder shall be delivered, telefaxed, cabled or mailed (by registered or certified mail, postage prepaid, or by Federal Express or similar express mail service) to the parties hereto at their respective addresses set forth below:

    (a)  If to Leasing: BERTHEL FISHER & COMPANY LEASING, INC.
                        100 Second Street, SE
                        Cedar Rapids, Iowa 52401

    (b)  If to TIF XI:  TELECOMMUNICATIONS INCOME FUND XI, L.P.
                        100 Second Street, SE
                        Cedar Rapids, Iowa 52401

    Any party may, by notice given as aforesaid, change its address for notices hereunder.

    IN WITNESS WHEREOF, Leasing and TIF XI have caused this Agreement to be duly executed as of the date first above written by their respective officers and representatives.


BERTHEL FISHER & COMPANY LEASING, INC. TELECOMMUNICATIONS INCOME FUND XI, L.P.

                                       By:  BERTHEL FISHER & COMPANY LEASING,


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By                                          INC., its General Partner
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                                       By
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